                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ---------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): September 5, 2002

                                ---------------

                                   KROLL INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                       000-21629                 31-1470817
(State or other jurisdiction of     (Commission file number)      (I.R.S. employer
 incorporation or organization)                                  identification no.)

        900 THIRD AVENUE
         NEW YORK, NY                                                10022
(Address of principal executive                                    (Zip code)
          offices)

Registrant's telephone number, including area code:  (212) 593-1000

ITEMS 2 AND 5. ACQUISITION OF ASSETS AND OTHER EVENTS.

     The following table replaces, in its entirety, the similar table found under the heading "Business -- Services" in the Registrant's Current Report on Form 8-K, as filed on September 5, 2002 and amended on September 6, 2002 and September 13, 2002.

                                    SERVICES

     Our services are divided into five business groups. The following table presents the aggregate net sales for each of our service groups for the periods indicated:

                                                                SIX MONTHS ENDED
                                 YEARS ENDED DECEMBER 31,           JUNE 30,
                              ------------------------------   -------------------
                                1999       2000       2001       2001       2002
                                ----       ----       ----       ----       ----
                                             (DOLLARS IN THOUSANDS)
Consulting Services Group...  $ 95,091   $103,102   $106,126   $ 53,331   $ 51,170
Corporate Advisory and
  Restructuring Group(1)....    37,217     58,126     89,991     42,352     51,957
Technology Services
  Group(2)..................    43,997     55,552     60,227     28,068     31,681
Security Services Group.....    29,108     28,812     24,129      9,966     14,409
Background Screening
  Services Group............    44,926     46,588     42,491     21,710     24,709
Information Security
  Group.....................     4,345      4,033         --         --         --
                              --------   --------   --------   --------   --------
     Total Services.........  $254,684   $296,213   $322,964   $155,427   $173,926

---------------
(1) Includes approximately $23.5 million, $37.7 million, $59.2 million, $29.9 million, and $31.8 million of net sales for the years ended December 31, 1999, 2000, 2001, and the six months ended June 30, 2001 and 2002, respectively, which are attributable to Zolfo Cooper's historical corporate restructuring practice. All historical financial data of Zolfo Cooper is derived from the combined financial statements of Zolfo Cooper included elsewhere in this Current Report on Form 8-K. We acquired Zolfo Cooper on September 5, 2002.

(2) Includes approximately $43.4 million, $52.9 million, $55.8 million, $26.2 million, and $26.4 million of net sales for the years ended December 31, 1999, 2000, 2001, the six months ended June 30, 2001, and the period January 1, 2002 to June 13, 2002, respectively, which are attributable to Ontrack's historical technology services practice. All historical financial data of Ontrack is derived from the consolidated financial statements of Ontrack included in Kroll's Registration Statement on Form S-3 filed May 10, 2002. We acquired Ontrack on June 13, 2002.

     The following section replaces, in its entirety, the similar section found under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the Registrant's Current Report on Form 8-K, as filed on September 5, 2002 and amended on September 6, 2002 and September 13, 2002.


LIQUIDITY AND CAPITAL RESOURCES

     GENERAL. Kroll historically has met its operating cash needs by utilizing borrowings under its credit arrangements to supplement cash provided by operations.

     We currently believe that the net proceeds from this offering combined with the available borrowings under the credit facility, the cash acquired in the merger with Ontrack, and Kroll's anticipated cash from future operations, will be sufficient to fund our operations for at least the next 12 months.

     CREDIT FACILITIES AND SENIOR NOTES. In 2001, Kroll entered into an amended and restated loan agreement to provide for a revolving credit facility that initially amounted to $40.0 million. This agreement was terminated on November 14, 2001 when Kroll repaid all amounts outstanding under the agreement. At that time, Kroll also repaid all of its outstanding senior notes. The outstanding loans under the revolving credit facility lender and the senior note holders were repaid with the proceeds from the sale of Kroll's Security Products and Services Group to Armor on August 22, 2001 and the proceeds from the sale of the 6% convertible notes described in the next paragraph.

     In November 2001, Kroll obtained new financing of $30.0 million in the form of 6% senior secured subordinated convertible notes due 2006. The notes mature on November 14, 2006 and bear interest at the rate of 6% per annum payable semi-annually. However, 12% per annum will accrue on any principal payment that is past due. In May 2002, Kroll made the first required interest payment of approximately $0.9 million. Kroll may redeem these convertible notes at par plus accrued interest, in whole or in part, beginning on November 14, 2004, provided the note holders have been notified in writing 20 days in advance. The note holders may, at any time prior to one day before the earlier of the maturity date or the redemption date, convert all or a portion of the principal amount of the notes into Kroll common stock at the conversion price of $10.80 per share. The $30.0 million of notes are immediately convertible into 2,777,777 shares of Kroll common stock, subject to customary and other anti-dilution adjustments.

     In connection with the issuance of the 6% convertible notes, Kroll recorded a notes discount of approximately $11.4 million based on the difference between the closing price of its stock on the issuance date and the conversion price. In addition to the stated 6% interest, the discount will be amortized as non-cash interest expense over the expected 5-year life of the notes. Barring early conversion by the noteholders or early redemption by Kroll, the additional non-cash interest expense resulting from this discount amortization will average approximately $2.3 million or 7.6% per year on the $30.0 million aggregate principal amount. Upon conversion or redemption of the notes, Kroll will record a non-cash interest expense equal to the unamortized notes discount at the time of conversion. A significant portion of the proceeds from these notes was used to retire Kroll's amended bank loan and senior notes (see note 8(c) of the notes to the consolidated unaudited financial statements contained in Kroll's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002). Excess proceeds of approximately $8.4 million were used for working capital to fund operations.

     The 6% convertible notes were originally secured by assets of Kroll and its material domestic subsidiaries and the pledge of the stock of certain of Kroll's subsidiaries and were subordinate to the security interest and rights of the then existing credit facility lender. The 6% convertible notes also contained certain customary covenants, including covenants that prohibit Kroll from disposing of any material subsidiary, incurring or permitting to exist any senior or pari-passu debt other than the $15.0 million debt owed to Foothill Capital Corporation described below, or any liability for borrowed money, guaranteeing the obligations for borrowed money of any third party, creating or permitting to exist any material liens on assets of material subsidiaries, or entering into a transaction prior to November 14, 2003 that involves a "change in control" of Kroll (as defined in the notes). The 6% convertible notes are payable upon any change in control of Kroll at the option of the holders and the holders had the right to designate an observer to the board of directors.

     On September 5, 2002, Kroll agreed with Palisade Concentrated Equity Partnership, L.P., the holder of two-thirds of Kroll's outstanding 6% convertible notes in the aggregate principal amount of $30.0 million, to amend certain agreements in respect of all of the 6% convertible notes. Under the amendments, the security interest of all the noteholders was terminated and the collateral securing all of the 6% convertible notes was released. In addition, the amendments deleted all of the negative covenants in respect of all of the 6% convertible notes (several of which are described above). Furthermore, Palisade, the only noteholder who had the right to designate a board observer, no longer has this right. Palisade also agreed to subordinate the $20.0 million in aggregate principal amount of the 6% convertible notes that it owns to borrowings under the new credit facility.

     In connection with these amendments, we agreed that if the volume weighted average price of the common stock for the 15 trading days commencing on September 6, 2002 is less than $21.00 per share, we will pay to Palisade the difference between the volume weighted average price for the 15-day trading period and $21.00 for each of the shares of common stock into which their 6% convertible notes are converted into, up to the maximum of $2 million. This payment will be reduced by the amount Palisade receives in excess of $21.00 per share for each share it sells during the 15-day trading period. Palisade shall not be entitled to the payment if at any time during the trading period it sells (long or short) an aggregate of 1,000,000 or more shares of common stock. Palisade has also agreed to enter into a customary lock-up for the period commencing at the end of the 15-day trading period and expiring 90 days following the pricing of this offering.


     Effective June 3, 1999, with the acquisition of Buchler Phillips, Kroll acquired a demand note with maximum borrowings of 2.5 million pounds sterling. The demand note bears interest at the Bank of England's base rate plus 1.5%.
At June 30, 2002, the interest rate was 5.5%. In March 2002, maximum borrowings permitted under the demand note were increased from 2.5 million pounds sterling to 4.4 million pounds sterling, or $6.7 million as translated at June 30, 2002. Borrowings outstanding under this demand note were approximately $2.6 million and $1.5 million, as translated at December 31, 2001 and June 30, 2002, respectively.


     On February 21, 2002, Kroll executed agreements with Foothill Capital Corporation to provide a revolving credit facility of up to $15 million, subject to borrowing base limitations, for a term of three years. Through September 5, 2002, there were no borrowings under the credit facility. On September 5, 2002, Kroll terminated this credit facility.

 NEW CREDIT FACILITY

     On September 5, 2002, we entered into a new credit facility that provides for a $75 million three-year term loan and a $25 million revolving credit facility. We borrowed $75 million under the term loan portion of the credit facility to pay a portion of the cash part of the purchase price for Zolfo Cooper. This loan will be repaid from the proceeds of this offering. See "Use of Proceeds." As of September 24, 2002, no loans were outstanding under the revolving credit facility. At our option, the interest rate on the revolving credit loans is based on either (i) LIBOR or (ii) the higher of the prime rate of Credit Suisse First Boston or the Federal Funds Effective Rate plus .50%. The interest rate we pay varies from 1.25% to 3.00% above LIBOR for our LIBOR borrowings and from 0.625% to 2.375% above the prime rate for our base rate borrowings depending, in each case, upon the ratings of our secured debt and our leverage ratio. Our available credit under the revolving credit facility is equal to 85% of the eligible receivables of Kroll and our subsidiaries that have guaranteed our obligations under the credit facility.

     Our credit facility contains financial covenants requiring us to meet:

     - fixed charge coverage test;

     - maximum leverage requirement;

     - minimum EBITDA requirements; and

     - maximum capital requirements.

     REPAYMENT, MANDATORY REPAYMENT AND VOLUNTARY PREPAYMENT. Our revolving credit facility requires quarterly payment of interest with a final payment of any outstanding balance payable on the maturity date of the loan, September 5, 2005, although we are required to prepay the loan to the extent of certain excess cash flows, and the proceeds of asset sales and the issuance of debt or equity securities.


     Subject to the conditions set forth in our credit facility, we may make voluntary prepayments or reductions in commitments without penalty or premium, unless we prepay a LIBOR loan, in which case we will be required to pay any breakage costs.


     SECURITY AND GUARANTY. All of our material domestic subsidiaries have guaranteed our obligations under the credit facility. In addition, our obligations under the credit facility are secured by:

     - a lien on substantially all of our assets;

     - pledges of all of the shares of capital stock in all of our material domestic subsidiaries;

     - pledges of 65% of the capital stock in certain of our foreign subsidiaries;

     - a lien on substantially all of the domestic assets of our domestic subsidiaries;

     - pledges of the guarantors' capital stock in all of their material domestic subsidiaries; and

     - pledges of 65% of the guarantors' capital stock in certain of their foreign subsidiaries.

     RESTRICTIVE COVENANTS. The restrictive covenants set forth in our credit facility restrict us and the guarantors and their subsidiaries, from, among other things:

     - paying dividends;

     - incurring additional indebtedness;

     - permitting liens on their assets;

     - making investments exceeding specific dollar amounts;

     - merging into or consolidating with other entities;

     - selling or otherwise disposing of their assets; and

     - making certain loans or advances to us or certain of our subsidiaries or transferring certain of our or our subsidiaries' properties or assets.

     EVENTS OF DEFAULT. Upon the occurrence of an event of default under our credit facility, the lenders may require that all amounts outstanding be repaid immediately and terminate our ability to make further borrowings and foreclose on the collateral. Each of the following events is, in some cases after the passage of time or notice or both, an event of default under our credit facility:

     - non-payment of amounts due under the loan facility;

     - breach of our covenants;

     - misrepresentation;

     - event of insolvency or bankruptcy;

     - certain judgments;

     - dissolution;

     - change of control;

     - failure of guaranties and collateral agreements to be in effect; and

     - certain ERISA events.

     The commitment letter for our credit facility provides that our lender can make specified changes to the terms of our credit agreement in order to syndicate our credit facility.

     CASH FLOWS FROM OPERATING ACTIVITIES. Operating activities provided $2.6 million in net cash for the six months ended June 30, 2001 compared to $5.6 million for the six months ended June 30, 2002. The $3.0 million increase from the 2001 period to the 2002 period reflects strong sales growth, which was partially offset by a corresponding increase in working capital investments to fund increased business activity. Kroll believes that its cash from operations will significantly increase as a result of the acquisition of Zolfo Cooper.

     CASH FLOWS FROM INVESTING ACTIVITIES. For the six months ended June 30, 2001, Kroll used $3.2 million in investing activities compared to $23.2 million provided for the six months ended June 30, 2002. In the 2001 period, $1.3 million was used for capital expenditures and $1.9 million was used for database additions. In the 2002 period, Kroll received $32.0 million in cash (and approximately $5.6 million in short term marketable securities) as a result of acquiring Ontrack and made cash expenditures of $2.9 million, resulting in net cash provided of $29.1 million. In addition, in the 2002 period, Kroll made expenditures totaling $5.9 million, which included additions to capital assets, databases, and intangible assets of $1.0 million, $2.0 million and $2.9 million, respectively.

     CASH FLOWS FROM FINANCING ACTIVITIES. Net cash used in financing activities was $1.3 million for the six months ended June 30, 2001 compared with net cash provided of $2.4 million for the six months ended June 30, 2002. Foreign currency translation accounted for $1.1 million of the cash used in 2001, while $0.2 million was used to pay down long-term debt. In the 2002 period, $5.1 million of cash was provided from the exercise of stock options, with net payments of $1.8 million made on revolving lines of credit and total payments $0.5 million made on long-term debt. Foreign currency translation accounted for the remaining $0.4 million of cash used.

     Kroll's contractual obligations were comprised of the following as of June 30, 2002:

                                                 PAYMENTS DUE BY PERIOD
                             ---------------------------------------------------------------
CONTRACTUAL OBLIGATION        TOTAL    WITHIN 1 YEAR   1-3 YEARS   4-5 YEARS   AFTER 5 YEARS
----------------------        -----    -------------   ---------   ---------   -------------
                                                 (DOLLARS IN THOUSANDS)
Long-term debt.............  $30,068      $    53       $    15     $30,000       $    --
Operating leases...........   60,090       12,519        21,015      16,449        10,107
                             -------      -------       -------     -------       -------
     Total.................  $90,158      $12,572       $21,030     $46,449       $10,107
                             =======      =======       =======     =======       =======

     Kroll also had a standby letter of credit outstanding at June 30, 2002 in the amount of approximately $1.5 million, which is personally guaranteed by an executive officer and shareholder of Kroll.

     CASH FLOWS FROM DISCONTINUED OPERATIONS. Net cash provided by discontinued operations was $0.1 million for the six months ended June 30, 2001 compared to net cash used of $0.4 million for the six months ended June 30, 2002. In June 2001, VDCG was sold and on August 22, 2001 SPSG was sold to Armor. Kroll's discontinued Russian business accounted for the $0.4 million of cash used in 2002 (see note 4(a) to the notes to the consolidated unaudited financial statements contained in Kroll's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

     In May 2002, Kroll and Armor resolved post-closing adjustments to the SPSG closing date balance sheet, which resulted in the payment to Kroll of $1.1 million of the $1.5 million held in escrow.

     FOREIGN OPERATIONS. Kroll attempts to mitigate the risks of doing business in foreign countries by separately incorporating its operations in those countries; maintaining reserves for credit losses, and insuring equipment to protect against losses related to political risks and terrorism. In the 2001 period, Kroll utilized derivative financial instruments, in the form of forward contracts, to hedge some of its exposure to foreign currency rate fluctuations. As of June 30, 2001, the foreign currency hedge contracts had a notional amount of $3.2 million, which approximated their estimated fair value. Kroll does not currently utilize derivative financial instruments.

     QUARTERLY FLUCTUATIONS. Kroll generally does not have long-term contracts with its clients and its ability to generate net sales is dependent upon obtaining many new projects each year, most of which are of a relatively short duration. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year.

     NEW ACCOUNTING PRONOUNCEMENTS. In September 2000, the Emerging Issues Task Force or EITF announced Issue No. 00-20, "Accounting for Costs Incurred to Acquire or Originate Information for Database Content and Other Collections of Information," stating that the EITF is considering different views for the accounting for database costs. One of the views would require Kroll to expense some or all of the database costs that Kroll currently capitalizes and amortizes, which is currently an acceptable alternative. Adoption of a different method of accounting for database costs could have a material impact on Kroll's financial position and results of operations. To date, the EITF has not made any official determinations concerning this issue.

     In June 2001, the Financial Accounting Standards Board or FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" or SFAS No. 142, which establishes accounting and reporting standards for goodwill and other intangible assets that are acquired individually or with a group of other assets. The provisions of this statement are effective for fiscal years beginning after December 15, 2001. Accordingly, effective January 1, 2002, Kroll ceased amortizing goodwill and similar intangible assets. In addition, Kroll has conducted impairment tests of the goodwill recorded on its books, as required by SFAS 142. The tests determined that Kroll's recorded goodwill is not impaired. Impairment tests will be conducted annually, or sooner if circumstances indicate an impairment may have taken place (see note 13 of the notes to the consolidated unaudited financial statements contained in Kroll's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" or SFAS No. 143, which addresses financial accounting and reporting for obligations and costs associated with the retirement of tangible long-lived assets. Kroll is required to implement SFAS No. 143 on January 1, 2003, and management expects that the adoption of this statement will not have a material impact on Kroll's results of operations or financial position.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" or SFAS No. 144, which replaces SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and establishes accounting and reporting standards for long-lived assets to be disposed of by sale. This standard applies to all long-lived assets, including discontinued operations. SFAS No. 144 requires that those assets be measured at the lower of carrying amount or fair value less cost to sell. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity that will be eliminated from the ongoing operations of the entity in a disposal transaction. Kroll implemented SFAS No. 144 on January 1, 2002, and there was no material impact relating to the implementation of this statement on its results of operations or financial position.

     In April 2002, the FASB issued Statement of Financial Accounting Standard No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board No. 30 "Reporting Results of Operations". This statement also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This statement will be effective for Kroll for the year ending December 31, 2003. Management expects that adoption of this statement will not have a material effect on our results of operations or financial position.

     In July 2002, the FASB issued Statement of Financial Accounting Standard No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," or SFAS No. 146. SFAS No. 146 will supersede EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

ITEM 7  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     The following section (b) replaces, in its entirety, the similar section
(b) in the Registrant's Current Report on Form 8-K, as filed on September 5, 2002 and amended on September 6, 2002 and September 13, 2002.

     (b) Pro Forma Financial Information. Unaudited Pro Forma Condensed Combining Financial Statements of Registrant and Zolfo Cooper, LLC and Affiliates as of June 30, 2002 and for the six months then ended and as of December 31, 2001 and for the year then ended.

          UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combining financial statements give pro forma effect to the purchase of Zolfo Cooper, the completed merger with Ontrack, and the assumptions and adjustments as set forth in the accompanying notes to the pro forma condensed combining financial statements. This presentation assumes the issuance of 2,900,000 shares of our common stock in connection with the Zolfo Cooper transaction, the issuance of 6,850,360 shares for the Ontrack merger. The stock issued for the Zolfo Cooper transaction is valued using the average stock price of Kroll for the two days before and two days after June 30, 2002. This results in an average stock price of $20.88. The Ontrack stock is valued based on the final calculations upon the merger's consummation on June 13, 2002.

     The Zolfo Cooper purchase price has been allocated based on preliminary estimates of the fair market value of the acquired assets and liabilities. See
Note 1 to the Notes to Unaudited Pro Forma Condensed Combining Financial Statements. The pro forma adjustments are subject to change pending a final analysis of the fair values of the assets acquired and liabilities assumed. The impact of these changes could be material.

     In connection with the Zolfo Cooper transaction, Kroll incurred $75,000,000 of long-term debt with an estimated interest rate of 6%.

PERIODS COVERED

     The unaudited pro forma condensed combining balance sheet as of June 30, 2002 is based on the individual historical balance sheets of Kroll and Zolfo Cooper and gives effect to the acquisition as if it had occurred on June 30, 2002. The unaudited pro forma condensed combining statements of operations for the year ended December 31, 2001 are based on the individual historical statements of operations of Kroll, Ontrack, and Zolfo Cooper and combines their results of operations for the year ended December 31, 2001 as if the Ontrack merger and the Zolfo Cooper acquisition had occurred as of January 1, 2001. The unaudited pro forma condensed combining statements of operations for the six months ended June 30, 2002 are based on the individual historical statements of operations of Kroll and Zolfo Cooper for the six months ended June 30, 2002 and for Ontrack for the period January 1, 2002 to June 13, 2002, and combines their results for the six months ended June 30, 2002 as if the Ontrack merger and the Zolfo Cooper acquisition had occurred as of January 1, 2001.

     The unaudited pro forma condensed combining financial statements are based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma condensed combining financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the acquisitions of Ontrack and Zolfo Cooper had been consummated as of the beginning of the period indicated, nor is it necessarily indicative of the results of future operations. The pro forma condensed combining financial information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of Kroll's, Ontrack's, or Zolfo Cooper's businesses. Costs related to restructuring and integration have not yet been determined.

     This unaudited pro forma condensed combining financial information is based upon the respective historical consolidated financial statements of Kroll and Ontrack and related notes set forth in Kroll's Registration Statement on Form S-3 filed on May 10, 2002, and the historical consolidated financial statements of Zolfo Cooper and related notes set forth elsewhere in this Current Report on Form 8-K and should be read in conjunction with those statements and the related notes.


        KROLL INC., ONTRACK DATA INTERNATIONAL, INC. AND ZOLFO COOPER, LLC

                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                                    PRO FORMA
                                                                         PRO FORMA      PRO FORMA                  ADJUSTMENTS
                                                                        ADJUSTMENTS     COMBINED                    FOR ZOLFO
                                             KROLL         ONTRACK      FOR ONTRACK     KROLL AND   ZOLFO COOPER     COOPER
                                          (HISTORICAL)   (HISTORICAL)   ACQUISITION      ONTRACK    (HISTORICAL)   ACQUISITION
                                          ------------   ------------   -----------     ---------   ------------   -----------
Net sales...............................  $   207,877      $55,847                      $263,724    $    59,241
Cost of sales...........................      125,052       16,060                       141,112         17,560    $    4,800(c)
                                          -----------      -------                      --------    -----------    ----------
       Gross profit.....................       82,825       39,787                       122,612         41,681        (4,800)
                                          -----------      -------                      --------    -----------    ----------
Operating expenses
 Sales and marketing....................       18,724       16,249                        34,973            150
 General and administrative.............       63,078       13,309      $     1,625(a)    78,012          5,796         1,000(d)
 Research and development...............           --       10,442                        10,442
 Depreciation and amortization
   expenses.............................                                                                    370
 Impairment of fixed assets.............                                                                    530
                                          -----------      -------      -----------     --------    -----------    ----------
       Operating expenses before non-
         recurring expenses.............       81,802       40,000            1,625      123,427          6,846         1,000
                                          -----------      -------      -----------     --------    -----------    ----------
       Operating income (loss) before
         non-recurring expenses.........        1,023         (213)          (1,625)        (815)        34,835        (5,800)
 Non-recurring operating expenses.......        5,711          850                         6,561
                                          -----------      -------      -----------     --------    -----------    ----------
       Operating income (loss)..........       (4,688)      (1,063)          (1,625)      (7,376)        34,835        (5,800)
 Interest income (expense), net.........       (4,248)       1,178                        (3,070)          (753)       (4,500)(e)
 Other income (expense).................          (53)          --                           (53)           107
                                          -----------      -------      -----------     --------    -----------    ----------
       Income (loss) from continuing
         operations before provision for
         (benefit from) income taxes....       (8,989)         115           (1,625)     (10,499)        34,189       (10,300)
 Provision for (benefit from) income
   taxes................................        2,402                          (536)(a)    1,866            491        (1,815)(e)
                                                                                                                       13,479 (f)
                                                                                                                       (1,920)(c)
                                          -----------      -------      -----------     --------    -----------    ----------
       Income (loss) from continuing
         operations.....................  $   (11,391)     $   115      $    (1,089)    $(12,365)   $    33,698    $  (20,044)
                                          ===========      =======      ===========     ========    ===========    ==========
 Basic income (loss) per share data:
 Income (loss) per share from continuing
   operations...........................  $     (0.51)
                                          ===========
 Diluted income (loss) per share data:
 Income (loss) per share from continuing
   operations...........................  $     (0.51)
                                          ===========
 Weighted average shares
   outstanding -- basic.................   22,478,587                     6,850,360(b)                              2,900,000(g)
                                          ===========                   ===========                                ==========
 Weighted average shares
   outstanding -- diluted...............   22,478,587                     6,850,360(b)                              2,900,000(g)
                                          ===========                   ===========                                ==========
                                             PRO FORMA
                                              COMBINED
                                           KROLL, ONTRACK
                                          AND ZOLFO COOPER
                                          ----------------
Net sales...............................    $   322,965
Cost of sales...........................        163,472
                                            -----------
       Gross profit.....................        159,493
                                            -----------
Operating expenses
 Sales and marketing....................         35,123
 General and administrative.............         84,808
 Research and development...............         10,442
 Depreciation and amortization
   expenses.............................            370
 Impairment of fixed assets.............            530
                                            -----------
       Operating expenses before non-
         recurring expenses.............        131,273
                                            -----------
       Operating income (loss) before
         non-recurring expenses.........         28,220
 Non-recurring operating expenses.......          6,561
                                            -----------
       Operating income (loss)..........         21,659
 Interest income (expense), net.........         (8,323)
 Other income (expense).................             54
                                            -----------
       Income (loss) from continuing
         operations before provision for
         (benefit from) income taxes....         13,390
 Provision for (benefit from) income
   taxes................................         12,101
                                            -----------
       Income (loss) from continuing
         operations.....................    $     1,289
                                            ===========
 Basic income (loss) per share data:
 Income (loss) per share from continuing
   operations...........................    $      0.04
                                            ===========
 Diluted income (loss) per share data:
 Income (loss) per share from continuing
   operations...........................    $      0.04
                                            ===========
 Weighted average shares
   outstanding -- basic.................     32,228,947
                                            ===========
 Weighted average shares
   outstanding -- diluted...............     32,620,284
                                            ===========

  See accompanying notes to unaudited pro forma condensed combining financial statements

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

PRO FORMA ADJUSTMENTS

     (a) Amortization expense of the identifiable intangible assets acquired in the acquisition of Ontrack of $1,625 for the year ended December 31, 2001 assuming a four-year amortization period. The tax effect of this additional expense is $536 (assuming a tax rate of 33%).

     (b) Additional weighted average shares of 6,850,360 represent the shares of Kroll which were issued in its merger with Ontrack on June 13, 2002. This pro forma statement of operations assumes that the merger occurred on January 1, 2001 and the shares were outstanding for the entire year.

     (c) Salary expense of $4,800 to former equity partners in lieu of partner draw. The tax effect of the salary expense is $1,920 (assuming a tax rate of 40%).

     (d) Amortization expense of $1,000 for the year ended December 31, 2001 assuming a five-year amortization period related to the $5,000 of identifiable intangible assets acquired in the acquisition of Zolfo Cooper by Kroll. The tax effect of the amortization expense is $330 (assuming a tax rate of 33%).

     (e) In connection with the acquisition of Zolfo Cooper, Kroll incurred $75,000 of long-term debt with an estimated interest rate of 6%. Interest expense of $4,500 on $75,000 of debt for one year assumes Kroll completed the purchase transaction and incurred the debt on January 1, 2001. The tax effect of the interest expense and the amortization expense in (d) is $1,815 (assuming a tax rate of 33%).

     (f) Assumes a tax rate of 40% for Zolfo Cooper pro forma tax adjustment.

     (g) Additional weighted average shares of 2,900,000 represent the shares Kroll issued in its acquisition of Zolfo Cooper. This Pro Forma Statement of Operations assumes that the Zolfo Cooper acquisition was completed on January 1, 2001 and the shares were outstanding for the entire year.

                        KROLL INC. AND ZOLFO COOPER, LLC

                            PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 2002

                                                               PRO FORMA
                                                              ADJUSTMENTS
                                                  ZOLFO           FOR
                                   KROLL          COOPER      ZOLFO COOPER     PRO FORMA
                                (HISTORICAL)   (HISTORICAL)   ACQUISITION      COMBINED
                                ------------   ------------   ------------     ---------
                                                                (DOLLARS IN THOUSANDS)
Current Assets
  Cash and cash equivalents...    $ 42,185       $ 3,531       $(100,000)(a)   $ 19,185
                                                                  75,000(b)
                                                                  (1,531)(c)
  Marketable securities.......       5,590                                        5,590
  Accounts receivable, net....      46,383        12,123          (1,429)(c)     57,077
  Unbilled revenues...........      23,710            32                         23,742
  Due from members and
    shareholders..............                        49             (49)(c)
  Due from affiliates and
    related parties...........       2,004         6,919          (6,919)(c)      2,004
  Advances to employees.......          --           153            (190)(c)        (37)
  Accounts receivable from
    affiliates................          --            15             (15)(c)         --
  Prepaid expenses and other
    assets....................       6,144           282                          6,426
                                  --------       -------                       --------
  Total current assets........     126,016        23,104                        113,987
  PP&E, net...................      24,049         5,447          (4,748)(c)     24,748
  Databases, net..............      10,674                                       10,674
  Intangible assets, net......     161,442                       154,132(a)     315,574
  Investment in partnership...                        15                             15
                                                                   3,012(c)
  Other assets................       5,864           107            (224)(c)      8,759
                                  --------       -------       ---------       --------
Total Assets..................    $328,045       $28,673       $ 117,039       $473,757
                                  ========       =======       =========       ========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current Liabilities
  Revolving line of credit....    $  1,518                                     $  1,518
  Current portion of long term
    debt......................          87                                           87
  Accounts payable............      10,122       $   548       $  (1,997)(c)      8,673
  Accounts payable to
    affiliates................                       499            (499)(c)
  Accrued expenses............      17,579           448           5,000(d)      25,055
                                                                   2,028(c)
  Deferred revenue............         226         4,133                          4,359
  Other current liabilities...       5,484                                        5,484
                                  --------       -------                       --------
  Total current liabilities...      35,016         5,628                         45,176
  Convertible notes and other
    long-term debt............      19,562                        75,000(b)      94,562
  Revolving line of credit....                    11,625          (5,829)(c)
                                                                  (5,796)(c)
  Other long term
    liabilities...............       1,147                                        1,147
                                  --------       -------                       --------
Total Liabilities.............      55,725        17,253                        140,885
                                  --------       -------                       --------

                                                               PRO FORMA
                                                              ADJUSTMENTS
                                                  ZOLFO           FOR
                                   KROLL          COOPER      ZOLFO COOPER     PRO FORMA
                                (HISTORICAL)   (HISTORICAL)   ACQUISITION      COMBINED
                                ------------   ------------   ------------     ---------
                                                                (DOLLARS IN THOUSANDS)
Shareholders' Equity
  Preferred stock.............                                                       --
  Common stock................         303             2              (2)(e)        303
  Common shares to be issued
    for acquisition...........                                    60,552(f)      60,552
  Additional paid-in
    capital...................     338,416                                      338,416
  Member's Equity.............                     4,391          (4,391)(e)         --
  Retained earnings...........     (62,048)        7,027          (7,027)(e)    (62,048)
  Accumulated other
    comprehensive loss........      (4,351)                                      (4,351)
                                  --------       -------                       --------
  Total shareholders'
    equity....................     272,320        11,420                        332,872
                                  --------       -------       ---------       --------
Total Liabilities and
  Shareholders' Equity........    $328,045       $28,673       $ 117,039       $473,757
                                  ========       =======       =========       ========

  See accompanying notes to unaudited pro forma condensed combining financial statements

       KROLL INC., ONTRACK DATA INTERNATIONAL, INC. AND ZOLFO COOPER, LLC

                       PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                                PRO FORMA
                                                        ONTRACK       PRO FORMA     PRO FORMA                  ADJUSTMENTS
                                                     JANUARY 1 TO    ADJUSTMENTS    COMBINED                       FOR
                                         KROLL       JUNE 13, 2002   FOR ONTRACK    KROLL AND   ZOLFO COOPER   ZOLFO COOPER
                                      (HISTORICAL)   (HISTORICAL)    ACQUISITION     ONTRACK    (HISTORICAL)   ACQUISITION
                                      ------------   -------------   -----------    ---------   ------------   ------------
Net sales...........................  $   115,735       $26,397                     $142,132      $31,794
Cost of sales.......................       63,199         6,685                       69,884        9,899      $     2,400(m)
                                      -----------       -------      ----------     --------      -------       ----------
        Gross profit................       52,536        19,712                       72,248       21,895           (2,400)
                                      -----------       -------      ----------     --------      -------       ----------
Operating expenses
  Sales and marketing...............        9,765         6,555                       16,320           72
  General and administrative........       31,884         5,677      $      813(g)    38,374        1,719              500(i)
  Research and development..........          451         4,855                        5,306
  Depreciation and amortization
    expense.........................                                                                  241
                                      -----------       -------      ----------     --------      -------       ----------
        Operating expenses..........       42,100        17,087             813       60,000        2,032              500
                                      -----------       -------      ----------     --------      -------       ----------
        Operating income (loss).....       10,436         2,625            (813)      12,248       19,863           (2,900)
  Interest income(expense), net.....       (1,844)          339                       (1,505)        (582)          (2,250)(j)
  Other income (expense)............          142           (74)                          68          373
                                      -----------       -------      ----------     --------      -------       ----------
        Income from continuing
          operations before
          provision for income
          taxes.....................        8,734         2,890            (813)      10,811       19,654           (5,150)
  Provision for (benefit from)
    income taxes....................        2,882           782            (268)(k)    3,396          200             (908)(j)
                                                                                                                     7,782(k)
                                                                                                                      (960)(m)
                                      -----------       -------      ----------     --------      -------       ----------
        Income from continuing
          operations................  $     5,852       $ 2,108      $     (545)    $  7,415      $19,454       $  (11,064)
                                      ===========       =======      ==========     ========      =======       ==========
  Basic income (loss) per share
    data:
        Income (loss) per share from
          continuing operations.....  $      0.25
                                      ===========
  Diluted income (loss) per share
    data:
        Income (loss) per share from
          continuing operations.....  $      0.24
                                      ===========
  Weighted average shares
    outstanding -- basic............   23,675,000                     6,850,360(h)                               2,900,000(l)
                                      ===========                    ==========                                 ==========
  Weighted average shares
    outstanding -- diluted..........   24,945,000                     6,850,360(h)                               2,900,000(l)
                                      ===========                    ==========                                 ==========


                                         PRO FORMA
                                          COMBINED
                                       KROLL, ONTRACK
                                      AND ZOLFO COOPER
                                      ----------------
Net sales...........................    $   173,926
Cost of sales.......................         82,183
                                        -----------
        Gross profit................         91,743
                                        -----------
Operating expenses
  Sales and marketing...............         16,392
  General and administrative........         40,593
  Research and development..........          5,306
  Depreciation and amortization
    expense.........................            241
                                        -----------
        Operating expenses..........         62,532
                                        -----------
        Operating income (loss).....         29,211
  Interest income(expense), net.....         (4,337)

  Other income (expense)............            441
                                        -----------
        Income from continuing
          operations before
          provision for income
          taxes.....................         25,315
  Provision for (benefit from)
    income taxes....................          9,510

                                        -----------
        Income from continuing
          operations................    $    15,805
                                        ===========
  Basic income (loss) per share
    data:
        Income (loss) per share from
          continuing operations.....    $      0.47
                                        ===========
  Diluted income (loss) per share
    data:
        Income (loss) per share from
          continuing operations.....    $      0.46
                                        ===========
  Weighted average shares
    outstanding -- basic............     33,425,360
                                        ===========
  Weighted average shares
    outstanding -- diluted..........     34,695,360
                                        ===========

   See notes to unaudited pro forma condensed combining financial statements

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

                AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2002
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1.  ALLOCATION OF PURCHASE PRICE

     The allocation of Zolfo Cooper's purchase price among the assets acquired and liabilities assumed is based on preliminary estimates of the fair market value. These estimates of fair market value could change based on the completion of Kroll's evaluation of the assets and liabilities of Zolfo Cooper, including finalization of an independent appraisal of the assets acquired.

     The following table sets forth the components of the purchase price:

Common Stock issued (2,900,000 shares)
  (see footnote 2(g) for valuation parameters)..............  $ 60,552
Cash........................................................   100,000
Accrued transaction costs...................................     5,000
                                                              --------
Total purchase price........................................  $165,552
                                                              ========

     The following table provides the preliminary allocation of the purchase price based upon Zolfo Cooper's June 30, 2002 balance sheet:

Assets
  Cash, cash equivalents, marketable securities and accounts receivable.............................................  $ 12,726
  Prepaid expenses and other................................       245
  Property, plant and equipment.............................       698
  Goodwill..................................................   149,132
  Identified intangible assets..............................     5,000
  Other assets..............................................     2,911
Liabilities
  Accounts payable and other accrued liabilities (incl.
     deferred revenue)......................................    (5,160)
                                                              --------
Total purchase price........................................  $165,552
                                                              ========

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

     In accordance with the provisions of SFAS No. 142, Kroll will not amortize goodwill and intangible assets with indefinite lives recorded in this acquisition. Kroll will perform an annual impairment test of intangible assets with indefinite lives related to the acquisition.

2.  PRO FORMA ADJUSTMENTS (IN THOUSANDS)

     (a) Total costs in excess of assets and other intangible assets acquired by Kroll in connection with the purchase of Zolfo Cooper:

Adjustment to calculate goodwill and other intangible assets and to allocate the purchase price to the estimated fair value of Zolfo Cooper net assets acquired:

Share valuation...............  $ 60,552
Cash..........................   100,000
Transaction costs.............     5,000
                                --------
Purchase price................   165,552   Goodwill recognized...........   $149,132
Less: net assets acquired.....    11,420
                                --------
                                           Identifiable intangible             5,000
                                           assets........................
                                                                            --------
Intangible assets acquired....  $154,132                                    $154,132
                                ========                                    ========

     (b) In connection with the acquisition of Zolfo Cooper, Kroll incurred $75,000 of long-term debt with an interest rate of 6%.

     (c) Adjustments to remove the assets and liabilities of C-Flair, a company included in the audited combining financial statements which is not being purchased by Kroll, and certain other assets and liabilities which are not being purchased or assumed by Kroll. These items are:

                                           C-FLAIR    CASH      OTHER      TOTAL
                                           -------   -------   --------   --------
Cash.....................................  $    --   $(1,531)  $     --   $ (1,531)
Accounts receivable......................      (37)              (1,392)    (1,429)
Related party receivables................                           (49)       (49)
Due from affiliated companies............      (85)              (6,849)    (6,934)
Miscellaneous............................      (37)                (153)      (190)
PP&E, net................................   (4,748)                         (4,748)
Deposits and other assets
  Assets not included....................      (65)                (159)      (224)
                                           -------   -------   --------   --------
                                            (4,972)   (1,531)    (8,602)   (15,105)
Accounts payable.........................   (1,943)                 (54)    (1,997)
Accrued liabilities......................    2,028                           2,028
Due to affiliated companies..............      999               (1,498)      (499)
Long-term debt and line of credit
     liabilities not included............   (5,829)              (5,796)   (11,625)
                                           -------   -------   --------   --------
                                            (4,745)       --     (7,348)   (12,093)
                                           -------   -------   --------   --------
       Change in net assets acquired due
          to C-Flair and other assets and
          liabilities not included in
          purchase.......................  $  (227)  $(1,531)  $ (1,254)  $ (3,012)
                                           =======   =======   ========   ========

     (d) Estimated transaction costs to be incurred by Kroll in its acquisition of Zolfo Cooper.

     (e) Elimination of outstanding equity balances of Zolfo Cooper as of June 30, 2002.

     (f) Issuance of Kroll's common stock for the acquisition of Zolfo Cooper based on an average stock price for Kroll common stock. The average stock price was determined by taking the average of Kroll's stock price two days before and two days after June 30, 2002. This yielded an average stock price for pro forma valuation purposes of $20.88. The shares will be issued on January 15, 2003.

     (g) Amortization expense of the identifiable intangible assets acquired in the acquisition of Ontrack of $813 for the six months ended June 30, 2002 assuming a four-year amortization period. The tax effect of this additional expense is $268 (assuming a tax rate of 33%).

     (h) Additional weighted average shares of 6,850,360 represents the shares of Kroll which were issued in its merger with Ontrack in June of 2002. This pro forma statement of operations assumes that the merger occurred on January 1, 2001 and the shares were outstanding for the entire period.

     (i) Amortization expense of the identifiable intangible assets acquired in the acquisition of Zolfo Cooper by Kroll of $500 for the six months ended June 30, 2002 assuming a five-year amortization period.

     (j) Interest expense of $2,250 on $75,000 of debt at 6% for six months assumes Kroll completed the purchase transaction and incurred the debt on January 1, 2001. The tax effect of the interest expense ($743) and the amortization expense ($165) in 2(k) is $908 (assuming a tax rate of 33%).

     (k) Assumes a tax rate of 40% for Zolfo Cooper pro forma tax adjustments.

     (l) Additional weighted average shares of 2,900,000 outstanding was determined assuming the acquisition of Zolfo Cooper was completed on January 1, 2001 and the shares were outstanding for the entire period.

     (m) Salary expense of $2,400 to former equity partners in lieu of partner draw. The tax effect of the salary expense is $960 (assuming a tax effect of 40%).

(c)  Exhibits.

          The following schedule replaces, in its entirety, the similar schedule found in Exhibit 10.1 in the Registrant's Current Report on Form 8-K, as filed on September 5, 2002 and amended on September 6, 2002 and September 13, 2002.


                                 SCHEDULE 1.1(b)

                             Immaterial Subsidiaries


AMBB, Inc.
Blacker Italia S.r.l.
Blacker SA
Buchler Phillips Financial Consulting Limited
Buchler Phillips Consulting Limited
Concord Securities Services
Fact Finders (Asia) Limited (Isle of Man)
Fact Finders (Singapore) Pte Ltd.
Invex Capital Limited
Invex Partners Limited
KAGIS LLC
Kroll Associates (South Africa)
Kroll Associates Deutschland GmbH
Kroll Associates (India) Private Ltd.
Kroll Associates International Holdings Inc.
Kroll Associates Philippines, Inc.
Kroll Associates Pte. Ltd. (Singapore)
Kroll Associates Pty Ltd.
Kroll Associates S.A. (Chile)
Kroll Associates SRL
KA Uruguay S.A.
Kroll Background America Corporation (Canada)
Kroll Background America of Florida, Inc.
Kroll Background UK Ltd.
Kroll Environmental Enterprises, Inc.
Kroll Government Services, Inc.
Kroll Information Services, Inc.
Kroll Lindquist Avey Limited
Kroll Municipal Services, Inc.
Kroll Restructuring, Ltd.
Kroll Security International, Inc.
Kroll Stevens Corp.
LAMB Acquisition II, Inc.
LAMBCO International Inc.
LAMB UK
National Psychopharmacology Laboratories, Inc.
964886 Ontario, Inc.
1186626 Ontario, Inc.
Ontrack France SARL
Ontrack Iberia, S.L.
Quality Facts, Inc.
Risk Co. A (Philippines)
Risk Co. B (Philippines)
Satellite Networks Corp.
600 North Pearl, Inc.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    KROLL INC.


                                    By:  /s/ Sabrina H. Perel
                                       _______________________________
                                       Name:  Sabrina H. Perel
                                       Title:  Vice President, General Counsel
                                       and Secretary

Date:  September 24, 2002

      (c) Exhibits.

  2 Purchase Agreement, by and between Kroll Inc., the members of Zolfo Cooper, LLC and the stockholders of Zolfo
         Cooper Holdings, Inc.*
  4.1    Registration Rights Agreement, by and between Kroll, Inc.
         the members of Zolfo Cooper, LLC and the stockholders of Zolfo Cooper Holdings, Inc.*
  4.2    Form of $75 Million Term Loan Note.*
  4.3    Form of Revolving Loan Note.*
  4.4    Senior Secured Subordinated Convertible Note, dated
         November 14, 2001.*
 10.1    Credit and Guaranty Agreement, by and between Kroll, Inc.
         and Goldman, Sachs & Co.*
 10.2    Pledge and Security Agreement, by and between Kroll, Inc.
         and Goldman, Sachs & Co.*
 10.3 Termination, Amendment, and Consent Agreement, by and between Kroll Inc. and Palisade Concentrated Equity
         Partnership L.P.*
 99.1    Certification of Chief Executive Officer.
 99.2    Certification of Chief Financial Officer.

--------------------
* Previously filed